Exhibit 99.1

National & Retail Trades and First Call

For release: October 6, 2005 at 8:30 AM (EDT)

KOHL'S CORPORATION REPORTS SEPTEMBER SALES

MENOMONEE FALLS, WI, -- (Business Wire) – October 6, 2005 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the five-week period ended October 1, 2005 increased 9.8 percent over the five-week period ended October 2, 2004. On a comparable store basis, sales decreased 0.2 percent.

For the 35 weeks ended October 1, 2005, total sales increased 14.5 percent over the 35 weeks ended October 2, 2004.  On a comparable store basis, sales for the 35-week period increased 3.7 percent.

Larry Montgomery, Chief Executive Officer, commented, “Our sales performance in the first half of the month continued the strong back-to-school performance we saw in August.  Although we were disappointed in the sales of cold-weather merchandise such as sweaters and outerwear in the second half of the month, we would expect a shift in weather-related demand into October.  We remain comfortable with our previous earnings guidance for the 3rd quarter of $0.43 to $0.46 per diluted share.”

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. (Decr.) - This Year
	Oct. 1,	Oct. 2,	All	Comp
	2005	2004	Stores	Stores

September	$ 992.3	$ 904.1	9.8%	-0.2%
Year-To-Date	$ 7,630.7	$ 6,663.7	14.5%	3.7%

On October 1, 2005, the Company operated 674 stores in 40 states, compared with 596 stores in 38 states at the same time last year.

This week, the Company opened an additional 57 stores. The Company entered the Orlando, FL market with six stores and the Jacksonville, FL market with three stores. In addition, the Company added 13 stores in the Midwest region, nine stores in the Southwest region, eight stores in the South Central region, seven stores in the Northeast region, six stores in the Mid-Atlantic region and five stores in the Southeast region.  One planned October opening in Beaumont, TX will now open in November.

The Company will end the year with 732 stores in 41 states, compared to 637 stores in 40 states at the end of 2004.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (402) 220-0820 and will be available for 36 hours.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464